UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2008

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

BIOLASE Technology, Inc. entered into an agreement to settle and dismiss all claims by Diodem LLC against BIOLASE in a suit in Los Angeles Superior Court over the terms of the parties’ agreement in 2005 by which Biolase purchased patents from Diodem and settled patent infringement litigation filed in 2003.

The settlement eliminates BIOLASE’s obligation under the 2005 agreement to issue up to $1 million of BIOLASE stock to Diodem under certain conditions and to register stock and warrants which Diodem obtained at the time of that agreement. Under the settlement agreement, BIOLASE will make four payments to Diodem totaling approximately $950,000 through 2010, of which $85,000 will be paid by BIOLASE’s liability insurance carriers. In the settlement agreement, BIOLASE denied any wrongdoing. The settlement agreement contains confidentiality provisions that limit disclosure of the terms of the settlement except as required by SEC rule or regulation, under GAAP or pursuant to court order or law.

Related to this matter, BIOLASE will incur approximately $1.2 million in charges for the settlement and associated legal fees in the third quarter ended September 30, 2008, which reflects all the settlement payments to be made over the next two years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

October 14, 2008	By:	/s/ David Mulder

Name: David Mulder
Title: Executive Vice President, Chief Financial Officer & Secretary